Exhibit 10.2

Commerce Bank
                                          Ann E. Steck
                                          Vice President
8000 Forsyth Boulevard                    (314) 746-3943
St. Louis, Missouri 63105-1797            Fax: (314) 746-3783
(314) 726-2255


January 24, 2000


Mr. Ronald Krutzman, Treasurer
Laclede Gas Company
720 Olive
St. Louis, MO  63101

Dear Mr. Krutzman:

Commerce Bank, N.A. ("Bank") is pleased to offer a discretionary line of credit to Laclede Gas Company ("Borrower") under the following terms and conditions. A discretionary line of credit is not a commitment and there is no obligation on Bank's part to grant credit nor any obligation on Borrower's part to request advances. Accordingly, our officers may, at their discretion, make short-term loans to Borrower, up to Ten Million Dollars ($10,000,000), on such terms as may be mutually agreed upon from time to time.

PURPOSE:           Working Capital

AMOUNT:            Maximum of $10,000,000 (Ten Million Dollars)

INTEREST RATE:     Prime Rate or such lesser rate that may be agreed upon at
                   the time of funding

TERM: Advances may be requested up to and including January 31, 2001, with a final maturity of all sums outstanding on June 30, 2001.

METHOD OF BORROWING
AND
REPAYMENT:         Advances, if approved by Bank in its sole discretion,
                   shall be evidenced by separate notes and each note issued under this arrangement shall mature not more than ninety
                   (90) days from note date.  Notes maturing after January
                   31, 2001, may be renewed in whole or part provided no note will mature later than June 30, 2001. Interest shall be payable at maturity or on the date of any prepayment. Notes issued under this arrangement may be prepaid at any time without penalty.








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Mr. Ronald Krutzman
January 21, 2000
Page 2



COLLATERAL:        Unsecured

OTHER: Execution of note(s) in form acceptable to Bank. It is understood that any loans obtained by any subsidiary of Borrower, whether or not they are guaranteed by Borrower, are excluded from this arrangement and shall not be charged against the amount stated above.

     Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us except as we may later agree in writing to modify it.

     If the aforementioned terms and conditions are satisfactory, please indicate the Borrower's acceptance and approval of same by signing and returning the original of this letter within fifteen (15) days from the date of this letter. We are pleased to be able to provide this service and look forward to expanding our relationship.


                                   Very truly yours,



                                   s/Ann E. Steck
                                   Ann E. Steck
                                   Vice President


:pds


Accepted this 24th day of January, 2000.


LACLEDE GAS COMPANY

By: s/Ronald L. Krutzman
Title:  Treasurer and Asst. Secretary












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